Exhibit 11.1

ENGLISH TRANSLATION

GRUPO TELEVISA, S.A.B.

Policies Regarding the Treatment of Privileged and Confidential Information and the
Purchase or Sale of Securities by Directors and Officers and Employees

I.	Introduction

The Securities Market Law (Ley del Mercado de Valores) and the Regulations applicable to Securities Issuers and Other Market Participants (the “Issuers’ Regulations”) issued by the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores, or “CNBV”), each establish a presumption that certain individuals have Privileged Information regarding the issuer to which they are associated. Therefore, a number of prohibitions, limitations and requirements in these laws apply to such persons when they intend to, or carry out purchases or sales of securities issued by the issuer to which they are associated. (Art. 363 of the Securities Market Law)

Furthermore, the Regulations issued by the CNBV applicable to Securities Transactions by Board Members, Officers and Employees (the “Regulations”), provide that issuers whose securities are registered in the National Securities Registry (the “Registry”), must have guidelines, policies and control mechanisms that set forth the terms and conditions under which their officers and employees may transact in securities regarding which they have, or may have, Confidential Information. (Art. 4, paragraph one of the Regulations)

The defined terms in these policies (the “Policies”) have the meaning set forth in Exhibit “A”.

II.	Scope of the Policies

The present policies apply to the Directors of Grupo Televisa, as well as Officers and Employees that have access to, or the Group considers that due to the nature of their position, may be susceptible to have, Privileged or Confidential Information. (Art. 3, Art. 4, Art. 5, section III of the Regulations)

III.	Treatment of Privileged Information

Directors and Officers and Employees must keep confidential the Privileged Information to which they have access and must refrain from using or sharing said information with any other person or persons, unless such person or persons must know such information due to its position or charge. (Art. 363 of the Securities Market Law)

IV.	Purchase or Sale of Securities
A.	Principles

Securities transactions carried out by Directors and Officers and Employees regarding which they have, or may have, Confidential Information, must always observe the principles of transparency, equal opportunity with other market participants, observance of best practices and stock market practices, absence of conflicts of interests, and prevention of unfair practices stemming from the use of Privileged Information or Confidential Information. (Art. 5, section V of the Regulations)

B.	General Restriction

Directors and Officers and Employees that have Privileged Information may not, in any event, carry out or order, directly or indirectly, the execution of any Securities purchase or sale transactions. (Art. 364, section I of the Securities Market Law)

Directors and Officers and Employees that have Privileged Information may not communicate such Privileged Information to any person who does not have a reason to know it, nor make any recommendations about any kind of Securities. (Art. 364, sections II and III of the Securities Market Law)

C.	Black-Out Periods

In addition to any other restriction provided for in these Policies or that, in its case, arises from the applicable legal provisions, Directors and Officers and Employees may not carry out any Securities purchase or sale transactions: (Art. 5, section VI of the Regulations)

i.	20 (twenty) calendar days before the date on which Grupo Televisa releases its quarterly and annual reports.
ii.

As of the publication of a Material Event and until the closing of the securities market trading period of the day on which such Material Event was published or, in the event that the Material Event is published after the closing of the securities market trading period, until the closing of the trading period of the immediate following day.

The black-out periods will be informed to all Officers and Employees that are part of the Long-Term Retention Plan through the following website: www.operacionesconvalores.com (the “Online Platform”).

Likewise, the Group may, from time to time, and at its entire discretion, notify by any means, to the Directors and/or Officers and Employees, as the case may be, of any additional period in which the Directors and/or Officers and Employees, as the case may be, may not carry out any sale or purchase transaction of Securities.

D.	3-Month Waiting Period

Directors and Key Officers of the Group are prohibited from directly or indirectly purchasing Securities for a period of 3 (three) months as of their last sale of those Securities. Similarly, they are prohibited from selling of Securities for a period of 3 (three) months as of their last purchase. (Art. 365 of the Securities Market Law)

This waiting period is not applicable to: (i) transactions with Securities purchased or sold as part of the exercise of options related to benefits or plans granted to the employees of the subsidiaries of the Group previously approved by a Grupo Televisa shareholders meeting and that provide an equivalent and general treatment for all officers and employees of the subsidiaries of the Group, that maintain similar work conditions, or (ii) when expressly authorized by the CNBV, on the following events: a) corporate restructures, such as mergers, spin offs, acquisitions or assets sales that represents at least the 10% (ten percent) of the assets and sales of the Grupo Televisa’s fiscal year; b) reorganization of the capital structure of Grupo Televisa when the volumes of the capital stock are superior to 1% (one percent); c) public offerings; d) preferential rights in case of subscription of shares; e) transactions of Securities of one series in order to acquire other Securities of a different series of Grupo Televisa; and/or f) obtain liquidity to deal with any emergency, unforeseen circumstances or force majeure. (Art. 365 of the Securities Market Law)

E.	Transactions with Grupo Televisa as Counterparty

Directors of Grupo Televisa and Key Officers of the Group may only sell or acquire Securities in transactions in which Grupo Televisa is the counterparty through public offerings or auctions authorized by the CNBV. (Art. 366 of the Securities Market Law)

Directors and Key Officers of the Group, must consult with the Finance and Risks Vice-presidency before undertaking such a transaction, to confirm whether Grupo Televisa has issued or intends to issue orders to purchase or sell shares representing its capital stock, in which case those persons will refrain from sending purchase or sale orders, as the case may be, unless in relation to a public offering. (Art. 366 of the Securities Market Law)

V.	Long-Term Retention Plan

References in these Policies to sales of Securities are equally applicable to sales of certificados de participación ordinarios (“CPOs”) under the Long-Term Retention Plan.

VI.	Exceptions

Investments that Directors and Officers and Employees make in investment funds, securities issued pursuant to indexed trust-certificates referred to in article 63 Bis 1, section III of the Securities Market Law, securities issued by specific purpose trusts in which such Directors and Officers and Employees do not participate in investment decisions, as well as CPOs or warrants, in each case of securities of 2 (two) or more issuers, or also to a group or basket of shares or indexes, are not considered Securities transactions regulated by the present Policies. (Art. 2 of the Regulations)

To obtain more information about the different exceptions set forth herein, it is suggested that Directors or Officers and Employees consult with their legal advisors before conducting any Securities transaction.

VII.	Transactions Subject to Disclosure
a.

Any person or group of persons that acquires, directly or indirectly, within or without any securities market, through one or more transactions of any kind, simultaneously or consecutively, ordinary shares representing Grupo Televisa’s capital stock, who as a result of such transaction has a share ownership equal to or greater than 10% (ten percent) and less than 30% (thirty percent) of those shares, is required to inform the public of this circumstance at the latest on the business day following the attainment of this ownership level, both through the BMV as well as through the CNBV. In the event of ownership by a group of persons, the individual ownership amount of each member of such group must be disclosed. Furthermore, a person or group of persons described above must inform their intention to acquire or not acquire Significant Influence in Grupo Televisa. Grupo Televisa must be made aware of this information in writing on the same day on which the described event is updated, indicating the number, series and/or class of shares acquired, and the acquisition price. (Art. 109 of the Securities Market Law and 49 Bis 1 of the Issuers’ Regulations)

b.

Grupo Televisa’s Related Parties who directly or indirectly increase or decrease their participation in Grupo Televisa’s capital stock by 5% (five percent) of such capital stock, through one or more transactions, whether simultaneous or successive, are required to inform the public of such circumstance at the latest on the business day following the occurrence of said event through the BMV, as well as in writing to the CNBV. Furthermore, they must advise of their intention to acquire or not acquire a Significant Influence, or to increase it, as the case may be. Grupo Televisa must be made aware of this information in writing on the same day on which the described event is updated, indicating the number, series and/or class of shares acquired, and the acquisition price. (Art. 110 of the Securities Market Law and 49 Bis 1 of the Issuers’ Regulations)

c.

Any person or group of persons that directly or indirectly holds 10% (ten percent) or more of the shares representing the capital stock of Grupo Televisa, as well as its Directors and Key Officers, must make the CNBV aware of the sales or purchases that they carry out in regard to these securities during a calendar quarter, within 5 (five) business days after the conclusion of each such period, whenever the total amount in question in such a period is equal to or superior to, in Mexican Pesos, 1,000,000 investment units (“UDIs”), considering the value of the UDI on the last business day of the quarter in which the transactions were carried out. This information must be presented to the administrative unit of the CNBV in charge of its supervision in the form attached hereto as Exhibit “B”, printed and duly signed by the shareholder or its legal representative or attorney in fact. Furthermore, Grupo Televisa must be made aware of this information in writing on the date upon which the described event is updated, indicating the number, series and/or class of shares acquired, and the acquisition and/or disposition price. (Art. 111 of the Securities Market Law and Art. 49 Bis and 49 Bis 1 of the Issuers’ Regulations)

d.

The persons described in the above paragraph will inform the CNBV, the dispositions or acquisitions of Grupo Televisa shares that they realize in a 5 (five) business day term when the total amount in question is equal to or greater than, in Mexican Pesos, 1,000,000 UDIs. The CNBV must be notified the business day following the day upon which such amount is reached, considering the value of the UDI on the day of the last transaction. This information must be presented to the administrative unit of the CNBV in charge of its supervision in the form attached hereto as Exhibit “B”, printed and duly signed by the shareholder, its legal representative or attorney in fact. Furthermore, Grupo Televisa must be made aware of this information in writing on the date upon which the described event is updated, indicating the number, series and/or class of shares acquired, and the acquisition and/or disposition price. (Art. 111 of the Securities Market Law and Art. 49 Bis and 49 Bis 1 of the Regulations)

It is important to note that the requirements and provisions set forth above apply to securities that are convertible into Grupo Televisa’s ordinary shares, into securities that represent them, and to warrants or other derivative instruments to be paid-in-kind. (Art. 112 Securities Market Law)

Certain transactions mentioned in these Policies may be subject to restrictions or additional requirements in terms of the by-laws of Grupo Televisa, which must be consulted previous performing of any transactions with the Securities.

VIII.	Internal Control Measures

The Legal Vice-presidency will be the responsible for monitoring compliance with the Regulations, as well as the present Policies and other guidelines and control mechanisms that the Group implements in connection with the present Policies. (Art. 5, section I of the Regulations)

To facilitate the Directors and Officers and Employees’ knowledge of these Policies, and the legal and administrative provisions applicable to the securities market, an information guide has been prepared and attached to the present Policies as Exhibit “C”. (Art. 5, section II of the Regulations)

As part of the internal control measures, Officers and Employees that are part of the Long-Term Retention Plan must access the Online Platform prior to carrying out any Securities transaction, in order to confirm that they do not have Privileged Information, and therefore, can perform such transaction. Once this has been confirmed, they must confirm whether they have Confidential Information, and if they do have Confidential Information and still decide to carry out such transaction, then they will be required to notify this transaction to the Legal Vice-presidency as set forth in Exhibit “D” within the next 10 (ten) business days following such transaction. In case the Online Platform is not available or if the Legal Vice-presidency authorizes so, these statements shall be made in writing and in the form provided by the Legal Vice-presidency. (Art. 5, section VIII of the Regulations)

The Directors of Grupo Televisa as well as Officers and Employees that are not part of the Long-Term Retention Plan must notify the Legal Vice-presidency in terms of Exhibit “E”, every time they carry out a Securities transaction while having Confidential Information. Such notice must be delivered within 10 (ten) business days following the date on which they entered into that transaction. (Art. 5, section VIII of the Regulations)

Furthermore, Officers and Key Officers of the Group that hold, directly or indirectly, 1% (one percent) of the capital stock of Grupo Televisa must submit to Grupo Televisa, before May 15 of each year, a report that sets forth the number, series and class of shares that they own or are beneficiaries, directly or indirectly, as well as the amount and percentage that they represent of Grupo Televisa’s capital stock, in the form of Exhibit “F” of these Policies. (Art. 49 Bis 3 of the Issuers’ Regulations)

Finally, Directors and all officers and employees of Grupo Televisa’s subsidiaries must deliver an acknowledgement in the form attached hereto as Exhibit “G” to the Legal Vice-presidency, duly signed, indicating their acknowledgement and adherence to these Policies. (Art. 5, second last paragraph, of the Regulations)

Any question regarding the scope or application of the present Policies may be submitted to the Legal Vice-presidency.

IX.	Sanctions

Violations to these Policies will be sanctioned with disciplinary actions, warnings, temporary suspensions, and even termination of the employment relationship. The sanctions will be imposed taking into account the nature of the violation, the seriousness, as well as, in its case, the reoccurrence.

The lack of delivery of the report indicated on section VIII may be sanctioned with the temporary or definitive blocking of such member’s account under the Long-Term Retention Plan.

The Legal Vice-presidency and/or the Internal Auditing Vice-presidency will have the authority to investigate violations of these Policies. Furthermore, in accordance with the Regulations, the Legal Vice-presidency is required to inform the Board of Directors of any violation of these Policies. (Art. 5, last paragraph, of the Regulations)

Certain violations of these Policies may constitute crimes under the Securities Market Law and other applicable regulations. As set forth in the Regulations, the Legal Vice-presidency, when in the exercise of its functions detects violations or offenses under the regulations or these Policies, and control mechanisms that, in their judgment, may be violations of the Securities Market Law, must inform the CNBV of such facts within 2 (two) business days after the day upon which they become aware of the violation. (Art. 9 of the Regulations)

X.	Approval and Modification

The present Policies were approved by the Grupo Televisa’s Board of Directors upon the proposal of the Chief Executive Officer, on October 26, 2017. Any modification to these Policies must be approved by the Board of Directors. (Art. 4 of the Regulations)

Clarifications or correction of typographical errors that do not affect the intended meaning of the Policies, will not be deemed as amendments to these Policies for such purposes.

Exhibit “A”

Definitions

“BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange).

“CNBV" means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Confidential Information” means the information classified by the Group as having that character, as well as that information that is expressly classified as such in the documents, contracts or agreements regulating relationships with clients, or whenever considered as such pursuant to the applicable statutes and, in all cases, that is related to any securities registration process in the Registry, public offerings, or acquisitions or transfers of shares of Grupo Televisa.

“Controlling Power” means the power to influence in a decisive manner the shareholders meetings or board meetings, or in the management, conduct and execution of an issuer or corporation under its control or over which it has a Significant Influence. It is presumed that, absence proof to the contrary, persons in the following categories have Controlling Power over a company:

a)	Controlling shareholders.
b)	Individuals related to an issuer or to companies making up the business group or consortium to which it belongs, through honorary or life charges or any analogue or similar title to the foregoing.
c)

Persons that have transferred the control of the corporation by any means and without payment or at a value inferior to the market or accounting value, in favor of individuals with whom they are related by blood, affinity, or civilly in the fourth degree, the spouse, cohabitant, or common law spouse.

d)	Those who instruct directors or Key Officers of a company, the decision making or execution of transactions in a company, or a company that controls such a company.

“CPOs” means certificados de participación ordinarios.

“Directors” means the members of the Board of Directors of Grupo Televisa.

“Group” means Grupo Televisa and its subsidiaries.

“Grupo Televisa” means Grupo Televisa, S.A.B.

“Issuers’ Regulations” means the “Regulations issued by the CNBV applicable to Securities Issuers and Other Market Participants.

“Key Officers” means the chief executive officer (director general) of Grupo Televisa, as well as the individuals employed by it or by any entity controlling or controlled by such company, or that have a significant influence in the administrative, financial, operational or legal aspects of such company of corporate group to which it belongs, without including the members of the Board of Directors of any company subject to the Securities Market Law.

“Long-Term Retention Plan” means the CPO purchase plan of Grupo Televisa for officers and employees of the subsidiaries of the Group, implemented by Grupo Televisa.

“Material Event” means any acts, facts, or events, of any kind, that influence or could influence the price of Grupo Televisa’s Securities, in terms of the Securities Market Law and the Issuers’ Regulations.

“Online Platform” means the website www.operacionesconvalores.com, in which Officers and Employees that are part of the Long-Term Retention Plan, through the use of their digital signature (which can be their password), will have to confirm that they do not have any Privileged Information and confirm whether they have Confidential Information before carrying out any Securities transaction, and in case they do have Confidential Information and decide to carry out such transaction, they will electronically notify such Securities transaction.

“Officers and Employees” means the persons holding a position, employment or commission of any subsidiary of the Group, that participate in the Long-Term Retention Plan and any other employee that for its charge or function has access to Privileged Information or Confidential Information at certain moment .

“Privileged Information” means such information regarding a Material Event of the Group that has not been made public by Grupo Televisa through the BMV.

“Related Parties” means:

a)

Persons who control or have a Significant Influence on a company that is part of the business group or consortium to which Grupo Televisa belongs, as well as the directors or managers and Key Officers of the members of such group or consortium.

b)	Persons having Controlling Power over a corporation forming part of a business group or consortium to which Grupo Televisa belongs.
c)

The spouse, concubine and persons related by blood or civilly up to the fourth degree or by affinity until the third degree with the persons listed in a) and b) above, as well as the partners and co-owners of the physical persons described in a) and b), above, with whom they maintain business relationships.

d)	Companies that are part of the business group or consortium to which Grupo Televisa belongs.
e)	Companies over which the persons mentioned in items a) through c) above, exercise control or Significant Influence.

“Securities” means (i) the shares representing Grupo Televisa’s capital stock or any other company regarding which the Directors, Officers or Employees would have obtained information in the exercise of their functions, (ii) securities representing shares representing Grupo Televisa’s capital stock or any other company regarding which the Directors, Officers or Employees would have obtained information in the exercise of their functions (in both cases, including without limitation, “American Depository Receipts” (ADR’s) or similar instruments in foreign markets, or other similar instruments), (iii) any other debt or equity security issued by Grupo Televisa or any other company regarding which the Directors, Officers or Employees would have obtained information in the exercise of their functions, and (iv) warrants or derivatives that are issued with respect to securities described in items (i), (ii) and (iii), above.

The definition of “Securities” does not include shares in investment companies (sociedades de inversión de renta variable).

“Securities Market Law” means the Mexican Securities Market Law or Ley del Mercado de Valores.

“Significant Influence” means holding rights that allow, directly or indirectly, the exercise of the vote of at least 20% (twenty percent) of the capital stock of a corporation.

Exhibit “B”

REPORT ON PARTICIPATION IN ISSUERS CAPITAL STOCK

NAME OF ISSUER

Physical person
PATERNAL LAST NAME	MATERNAL LAST NAME	NAME(S)
LEGAL PERSON
CORPORATE NAME
RELATION WITH ISSUER (Article 111 of the Securities Market Law)
a) Person hat has 10% or more ____	c) Board Member
b) Group of persons that has 10% or more ____	d) Key Director

TRANSACTIONS CARRIED OUT
SECURITY (Issuer and Series)	TYPE (Sale, acquisition)	AGREEMENT DATE	VOLUME	PRICE

DATE OF INFORMATION SUBMISSION TO CNBV

Address (street, number, colony, delegation or municipality and postal code) of the relevant person or authorized representative, where notices are received. Phone number:

NOTE: When dealing in titles that consolidate 2 (two) or more shares of one or more share series of the same Issuer, information must be presented for each title that they represent and not for the shares or share series that are held under the cited title.

The undersigned, under oath, indicates that the information and facts contained in this document are true.

NAME AND SIGNATURE OF:
(Relevant person or authorized representative)

Name:

Title:

Exhibit “C”

INFORMATION GUIDE

●	All capitalized terms used in this document and in this guide have the meaning described in Exhibit “A” to the Policies.
●	The Policies apply to the Directors and Officers and Employees; as such terms are defined in the Policies.
●	Any question regarding the applicability of these Policies can be submitted to the Legal Vice-presidency.
●	Directors and Officers and Employees must keep confidential the Privileged Information and Confidential Information to which they have access, and must refrain from using it or transmitting it to other persons, except as required due to their employment, position, or charge, the person to which the Privileged Information is transferred must be informed that it is Privileged Information.
●	Directors and Officers and Employees who have Privileged Information may in no event carry out or instruct, directly or indirectly, the execution of Security purchase or sale transaction.
●	In addition to any other restrictions provided in these Policies or that arises from any applicable legal provisions, Directors and Officers and Employees to whom the Policies apply, may not carry out purchase or sale of Grupo Televisa’s Securities:
i.	20 (twenty) calendar days before the date on which Grupo Televisa publishes its quarterly or annual reports.
ii.

As of the publication of a Material Event and until the closing of the securities market trading period of the day on which such Material Event was published or, in the event that the Material Event is published after the closing of the securities market trading operations, then until the closing of trading operations of the immediate following day.

●	To avoid speculative transactions, Directors of Grupo Televisa and Key Officers of the Group may not buy or sell, directly or indirectly, Securities for a term of 3 (three) months as of the last purchase or sale of the Securities they carried out.
●	Officers and Employees that are part of the Long-Term Retention Plan must access the Online Platform prior to carrying out any Securities transaction, in order to confirm that they do not have Privileged Information, and therefore, can perform such transaction. Once this has been confirmed, they must confirm whether they have Confidential Information, in which case, if they do have Confidential Information and still decide to carry out such transaction, then they will be required to notify this transaction to the Legal Vice-presidency as set forth in Exhibit “D” to the Policies within the next 10 (ten) business days. In case the Online Platform is not available or if the Legal Vice-presidency authorizes so, these statements shall be made in writing, in the form provided by the Legal Vice-presidency.

●	Directors and Officers and Employees that are not part of the Long-Term Retention Plan must notify any Securities transaction that they carry out while having Confidential Information in terms of Exhibit “E”, within 10 (ten) business days following such Securities transaction.
●	Furthermore, there are certain transactions that should be disclosed to the CNBV and/or Grupo Televisa. These transactions are described in Section VII of the Policies and include, among others, (i) transactions that result in a share ownership equal to or greater than 10% (ten percent) and less than 30% (thirty percent) of Grupo Televisa’s shares, (ii) transactions by any Related person of Grupo Televisa that directly or indirectly increase or decrease their participation on the capital stock of Grupo Televisa in 5% (five percent) of such capital stock, and (iii) certain acquisitions, which amounts are greater than certain limits established by the Regulations.
●	Directors and Key Officers of the Group that hold, directly or indirectly, 1% (one percent) of the capital stock of Grupo Televisa must submit to Grupo Televisa, at the latest by May 15 of each year, a report containing the number, series and class of actions of which they are owner or beneficiary, directly or indirectly, as well as the amount and percentage of the capital stock of Grupo Televisa that they represent, in terms of “Exhibit F” of the Policies.
●	Violations to the Policies will be sanctioned with warnings, temporary suspension from positions, and up to justified removal from positions or termination of employment with cause, depending on the nature of the violation.
●	Certain violations to the Policies can constitute crimes under the Securities Market Law and other applicable regulations.
●	The applicable statutes and regulations can be consulted at the following links:

Securities Market Law

Regulations applicable to securities issuers and other participants in the securities market

Regulations applicable to securities transactions by board members, officers and employees of financial entities and other obligated persons

●	It must be acknowledged by the Directors as well as all officers and employees of Grupo Televisa’s subsidiaries acknowledged, understood and adhere to said policies, through the signing and delivery of the acknowledgement included in “Exhibit G” to the Policies.
●	Any question about the scope or application of this guideline and/or the Policies should be directed to the Legal Vice-presidency.

Exhibit “D”

FORM FOR SECURITIES TRANSACTIONS REPORT THAT MUST BE SIGNED BY
OFFICERS AND EMPLOYEES

Name:
Position:
Employee Number:
Transaction Description:
Transaction Price
Issuer:
Volume:
Description of the Securities (type, series, class):
Execution Date:
Intermediary:

This form must be signed whether by a digital or a handwritten signature, by the Officers and Employees that are part of the Long-Term Retention Plan.

Exhibit “D”

FORM FOR SECURITIES TRANSACTIONS REPORT THAT MUST BE SIGNED BY
DIRECTORS AND OFFICERS AND EMPLOYEES THAT ARE NOT PART OF THE
LONG-TERM RETENTION PLAN

Name:
Position:
Employee Number (if applicable):
Transaction Description:
Transaction Price:
Issuer:
Volume:
Description of the Securities (type, series, class):
Execution Date:
Intermediary:

Date:
Name:

Exhibit “F”

REPORT ON PARTICIPATION IN ISSUERS CAPITAL STOCK

[CORPORATE NAME] (Companies or trusts)

NAME (Physical persons)
PATERNAL LAST NAME	MATERNAL LAST NAME	NAMES(S)
RELATION WITH ISSUER
a) Shareholder	c) Board Member
b) Beneficiary	d) Officer
INVESTMENT LINK
a) Direct shareholder	d) Shareholder of shareholding company of issuer
b) Direct or indirect beneficiary	e) Direct or indirect beneficiary of investment vehicle
c) Trustee of Shareholding Trust	f) Other

SECURITY CHARACTERISTICS*
SHARE SERIES	SHARE CLASS	NUMBER OF SHARES IN CIRCULATION	PERCENTAGE OF SHARE CAPITAL

* The most recent information as of the date of the holding of the general shareholders meeting that approves the financial statements.

DATE OF INFORMATION SUBMISSION TO CNBV

NOTE: When dealing in titles that consolidate 2 (two) or more shares of one or more share series of the same Issuer, information must be presented for each title that they represent and not for the shares or share series that are held under the cited title.

Phone number and address (street, number, colony, delegation or municipality and postal code) of the relevant person or authorized representative, where notices are received.

The undersigned, under oath, indicates that the information and facts contained in this document are true.

NAME AND SIGNATURE OF:
(Relevant person or authorized representative)

Name:

Title:

Exhibit “G”

FORM OF ACKNOWLEDGEMENT AND ADHERENCE TO THE POLICIES

Attention: Legal Vice-presidency

The undersigned, I hereby confirm my complete acknowledgement, understanding, and adherence to the “Policies for the Treatment of Privileged and/or Confidential Information and the Purchase and Sale of Securities by Directors and Officers and Employees” of Grupo Televisa, S.A.B., which are available to be consulted on the following electronic address: [http://intranet.televisa.net/Normatividad/Politicas/_____]

Sincerely,

Date:
Name:
Position: